Exhibit 3.9
CP LAUGHLIN REALTY, LLC
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
     THIS LIMITED LIABILITY COMPANY OPERATING AGREEMENT is made and entered into as of November 30, 2003 by and between CP LAUGHLIN REALTY, LLC, a Delaware limited liability company (the “Company”) and CSC HOLDINGS, LLC (the “Member”). The parties hereto, intending to be legally bound, agree as follows:
     1. Formation of Limited Liability Company; Amendment and Restatement of Agreement. On August 1, 2003, the Company was organized as a limited liability company pursuant to Title 6, Subtitle II, Chapter 18 of the Delaware Limited Liability Company Act (the “Act”) by the filing of Certificate of Formation (“Certificate”) with the Secretary of State of Delaware as required by the Act. The original member of the Company, Primrose Acquisitions, Inc. (the “Original Member”) and Columbia Sussex Corporation, as Manager of the Company, entered into an Operating Agreement for the Company dated August 1, 2003 (the “Original Operating Agreement”). Pursuant to an Assignment of LLC Membership Interest dated November 30, 2003, the Original Member transferred all of its interest in the Company to the Member. The parties desire to amend and restate the Original Operating Agreement as set forth in this Agreement. The Member hereby adopts and ratifies the Certificate, a copy of which is attached as Exhibit A hereto, and ratifies the actions of the Company’s organizer. In the event of a conflict between the terms of this Operating Agreement and the terms of the Certificate, the terms of the Certificate shall prevail.
     2. Name. The name of the Company shall be CP Laughlin Realty, LLC.
     3. Statutory Agent. The Company’s initial statutory agent shall be The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The Member may, at any time and from time to time, change the statutory agent of the Company.
     4. Purpose. The Company is formed for the purpose of engaging in any activity in which limited liability companies may lawfully engage. The Company shall have all the powers necessary, incidental or convenient to effect any purpose for which it is formed, including all powers granted by the Act.
     5. Fiscal Year. The fiscal year of the Company shall be the calendar year or such other fiscal year as the Member shall determine pursuant to the provisions of Code Section 706(b).
     6. Term. The Company was formed on the date of filing of the Certificate of Formation and its period of existence shall be perpetual.
     7. Capital Contribution. Upon execution of this Agreement, the Member shall contribute to the Company cash, property, services rendered, promissory notes or any other binding obligation to contribute cash or property or to perform services of the type and in the amount set forth opposite the Member’s name on Schedule 1 attached hereto. In exchange for such capital contribution, the Member shall receive the number of units of ownership interest in the Company (“Units”) set forth opposite the Member’s name on Schedule 1. The Member hereby acknowledges and agrees that the Units are being purchased for the Member’s own account and for investment purposes only and not for resale in connection with the distribution or public offering of the Units within the meaning of the Securities Act of 1933, the Delaware Securities Act, or any other applicable securities laws and rules.
     8. Limited Liability. The Member shall not be personally liable to satisfy any judgment, decree, or order of a court for, or be personally liable to satisfy in any other manner, any debt, obligation, or liability of the Company solely by reason of being a Member.
     9. Management and Control in General. The initial number of Managers of the Company shall be one (1) and such Manager shall be Columbia Sussex Corporation. The Manager shall have full and exclusive power to manage and control the business and affairs of the Company. The Manager is the agent of the Company for the purpose of its business. Any act of the Manager in apparently carrying on in the usual way the business of the Company shall bind the Company.
     10. Officers. The Manager may elect a president, one or more vice presidents, treasurer, secretary and such other officer or officers as it may deem necessary. Any two or more of such offices may be held by the same person. The officers of the Company (if any) shall hold office until their successors are elected and qualified, or for such order period as the Manager may provide, but any officer may be removed at any time, with or without cause, by the Manager without prejudice to the contract rights, if any, of the officers who were removed. The Manager may fill any vacancy in the office at any time. All of the officers of the Company shall at all times be and remain subject to the direction or control of the Manager.
     11. Transfer of Units. The Member may transfer all or any portion of the Units at any time and, unless in the instrument of transfer the Member withholds the membership rights with respect to the transferred Units, such transferee shall be admitted as a Member and shall be entitled to all membership rights with respect to the transferred Units.
     12. Unit Journal. The Member shall maintain a journal of ownership of all of the outstanding Units containing the name and address of each Member, the number of Units held and whether such Unit holder is a Member (the “Journal”). The Unit Journal shall be conclusive evidence of the ownership of the Units and status as a Member absent manifest error.
     13. Dissolution of the Company. The Company shall be dissolved upon the action of the Member or Members holding a majority of the Units held by all the Members.
     14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
     15. Entire Agreement; Amendment of Agreement. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior negotiations, understandings and agreements in regard hereto, including the Original Agreement. This Agreement may be amended only by a written amendment signed by the Member.
     16. No Third Party Rights. This Agreement and the covenants and agreements contained herein are solely for the benefit of the parties hereto. No other person shall be entitled to enforce or make any claims, or have any right pursuant to the provisions of this Agreement.
     The undersigned have signed this Agreement as of the date set forth above.

CP LAUGHLIN REALTY, LLC		MEMBER:

By:	Columbia Sussex Corporation	CSC HOLDINGS, LLC
Its:	Manager

By:	/s/ Edward Rofes	By:	/s/ Edward Rofes

	Edward Rofes, Vice-President-Finance		Edward Rofes, Vice-President-Finance